Cantor Select Portfolios Trust

Multi-Class Plan Pursuant to Rule 18f-3

Cantor Select Portfolio Trust (the "Trust") may, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), offer different classes of shares of the various series of the Trust as listed on Schedule A, as such schedule may be amended from time to time (each, a “Fund” and together, the “Funds”) subject to the terms of this Rule 18f-3 Multi-Class Plan (the “Plan”) which sets forth, among other matters, the method for allocating fees and expenses among each class of shares of the various Funds. The Trust is an open-end series investment company registered as such under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933, as amended.

The Trust hereby elects to offer multiple classes of shares of the Funds pursuant to the provisions of Rule 18f-3 and the Plan.

1. The current Plan for each Fund encompasses four classes of shares that may be offered as follows:

a.	Institutional Class shares to be sold and redeemed at net asset value. Institutional Class is an "institutional" class. The minimum initial investment is $1,000,000, subject to modification by the Board of Trustees of the Trust (the “Board”). The minimum initial investment requirement may be waived at the discretion of the investment adviser or principal underwriter under circumstances in which the investment adviser or principal underwriter anticipates that the account will reach at least $1,000,000 in a reasonable period of time. Institutional Class shares are not subject to Rule 12b-1 distribution fees.

b.	Class A shares to be sold and redeemed at net asset value. Class A is a "retail" class. The minimum initial investment is $1,000, subject to modification by the Board. The minimum initial investment requirement may be waived at the discretion of the investment adviser or principal underwriter. Class A shares are subject to Rule 12b-1 fees at an annual rate of up to 0.25% of the average daily net assets attributable to such shares. Additionally, Class A shares are subject to front-end sales charges as set forth in the prospectus of the relevant Fund. Class A shares are not subject to a contingent deferred sales charge (“CDSC”), except as described in the Funds' relevant prospectuses.

c.	Class C shares to be sold and redeemed at net asset value. Class C is a “retail” class. The minimum investment is $1,000, subject to modification by the Board. The minimum initial investment requirement may be waived at the discretion of the investment adviser or principal underwriter. Class C shares are subject to Rule 12b-1 fees at an annual rate of up to 0.75% of the average daily net assets attributable to
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such shares, as well as a Shareholder Servicing Fee at an annual rate of up to 0.25% of the average daily net assets attributable to such shares.  Class C shares are subject to a CDSC as described in the prospectus of the relevant Fund.

Except for shares acquired through a reinvestment of dividends or distributions, Class C shares held for a period of time after purchase specified in Schedule A are eligible for automatic conversion into Class A shares of the same Portfolio in accordance with the terms described in the relevant prospectus. Class C shares acquired through a reinvestment of dividends or distributions will convert into Class A shares of the same Fund pro rata with the Class C shares that were not acquired through the reinvestment of dividends and distributions.

d.	Class R6 shares to be sold and redeemed at net asset value. Class R6 shares are generally available to certain employer-sponsored retirement plans, such as 401(k) plans, 457 plans, 403(b) plans, profit-sharing plans and money purchase pension plans, defined benefit plans, employer-sponsored benefit plans, and non-qualified deferred compensation plans. Class R6 shares are also available for purchase through certain programs, platforms, or accounts that are maintained or sponsored by financial intermediary firms (including but not limited to, brokers, dealers, banks, trust companies, or entities performing trading/clearing functions), provided that the financial intermediary firm has entered into an agreement with the Distributor (or its affiliates) related to Class R6 for such programs, platforms or accounts. In addition, Class R6 shares are generally available to certain institutional investors and high net worth individuals who make a minimum initial investment directly in a Fund's Class R6 shares of $1,000,000 or more and who have completed an application and been approved by such Fund for such investment. Class R6 shares are not subject to Rule 12b-1 distribution fees.

e.	As set forth in the prospectus for each Fund, shares of each class may be exchanged, or issued in exchange for, shares of another class, for shares of another Fund, or for shares of any money market mutual fund approved by the Board for such exchange privilege, at relative net asset values, provided that after the exchange, the value of the account in the class or fund into which the exchange is made meets the minimum initial investment requirement for such class or series. Shares of each class may be redeemed at the option of the Trust if by reason of redemption the shareholder account falls below a minimum value from time to time determined by the Trustees (and set forth in the applicable prospectus), which minimum value may vary between the classes. Exchange privileges for an account may be terminated if excessive use is made, i.e., more than five exchanges from any Fund per calendar year. The privilege may be generally modified or terminated upon mailing to shareholders at their addresses of record 60 or more days before such notice is effective.

f.	Shares of each class may be redeemed in kind subject to the requirements of Rule 18f-1 under the 1940 Act and subject to any further restriction or prohibition under any state blue sky law.

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2. Income, realized and unrealized capital gains and losses, and expenses not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets.

Expenses allocable to a specific class are expenses specifically incurred by or for such class include, but are not limited to, the following:

a.	Rule 12b-1 expenses;

b.	Incremental transfer agency expenses;

c.	Incremental costs of preparing, printing and mailing shareholder reports, proxy materials and prospectuses related to such class;

d.	Registration fees and other expenses of registration of the shares of such class under laws or regulations of any jurisdiction in which the class of shares is to be offered;

e.	Directors' fees and expenses incurred as a result of issues relating solely to such class;

f.	Legal and accounting expenses relating solely to such class; or

g.	Expenses related to meetings of the shareholders of such class

3. Each class will vote separately with respect to any matter as required by applicable law or which separately affects that class. The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.

4.      The Board shall review the Plan as it deems necessary. Prior to any material amendment(s) to the Plan with respect to any Fund’s shares, the Board, including a majority of the members of the Board that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of each Fund individually and each such Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

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SCHEDULE A

Series of the Trust

Fund	Max. Distribution Fee (as a percentage of average daily net assets of class)	Max. Annual Shareholder Servicing Fee (as a percentage of average daily net assets of class)	Years To Conversion
Cantor Growth Equity Fund
Class A	0.25%	None	N/A
Class C	0.75%	0.25%	8
Class I	None	None	N/A
Class R6	None	None	N/A

Cantor FBP Equity & Dividend Plus Fund
Class A	0.25%	None	N/A
Institutional Class	None	None	N/A
Class R6	None	None	N/A